EXHIBIT 23.6
------------




7 December 1998




The Board of Directors
LaSalle Partners Incorporated
Chicago, Illinois

The Board of Directors
Jones Lang Wootton Australia Pty Limited
Level 27, Northpoint
Miller Street
NORTH SYDNEY NSW 2060



Ladies and Gentlemen



We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated of our report dated 23 November 1998 with respect to the combined financial statements of the JLW Australasia group as of 31 December 1997 and 1996 and for each of the years in the three year period ended 31 December 1997, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated 22 October 1998.




/S/ ERNST & YOUNG